Strategic Partners Asset Allocation Funds
For the period ended 07/31/05
File number 811-08915

SUB-ITEM 77(D)
Policies With Respect to Security Investment

Strategic Partners Asset Allocation Funds
Strategic Partners Conservative Growth Fund
Strategic Partners Moderate Growth Fund
Supplement dated March 9, 2005 to the
Prospectus and Statement of Additional Information dated October 1, 2004
Effective as of March 2, 2005, each Fund listed above has changed its investment policies concerning investments in mortgage-related securities and derivatives as noted below. The information in this supplement supersedes any contrary information that may be contained either in the Funds' prospectus or statement of additional information (SAI).
1. On page 34 of the prospectus, the following disclosure
2. replaces the first column of the second row in the table
3. that appears under the section entitled "How the Funds
4. Invest - Investment Type-Mortgage-related securities." Mortgage-related securities

Conservative Growth and Moderate Growth Funds

Percentage varies, up to 35%



2. On page 37 of the prospectus, the following disclosure
3. replaces the first column in the table that appears
4. under the section entitled "How the Funds Invest -
5. Investment Type-Derivatives."
Derivatives

All Funds

Percentage varies



MFSP504C4
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